UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  February 7, 2007

1st Pacific Bancorp

(Exact Name of Registrant as Specified in its Charter)

California	000-52436	20-5738252
(State or Other Jurisdiction of Incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

4275 Executive Square, Suite 650, La Jolla, California		92037
(Address of Principal Executive Offices)		(Zip Code)

(Registrant’s Telephone Number, Including Area Code)              (858) 875-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1                                             Registrant’s Business and Operations

Item 1.01                                                 Entry Into a Material Definitive Agreement — Incorporated by reference to Section 2, Item 2.03, regarding entering into a lease agreement for a new branch office.

Section 2                                               Financial Information

Item 2.03                                                 Creation of a Direct Financial Obligation of a Registrant

On February 7, 2007, 1st Pacific Bank of California (the “Bank”), a wholly-owned subsidiary of 1st Pacific Bancorp, entered into a Standard Office Lease with Arden Realty Limited Partnership for the future sight of its corporate headquarters and main branch office to be located at 9333 Genesee Avenue, San Diego, CA 92122 (the “Headquarters Lease”).  The Headquarters Lease covers 15,788 usable square feet of office space and 63 parking spaces.  The Headquarters Lease and the related facilities will replace the existing operating leases and facilities for the Bank’s main branch and executive offices, which expire December 31, 2006 and January 31, 2007, respectively.  The Headquarters Lease begins September 1, 2007, for an initial period of ten years and the Bank has two options to extend the term for a period of five years each.  The Bank also has an option to terminate the Headquarters Lease at the end of the fifth year, subject to a termination fee.  Upon commencement, the Bank is obligated to pay initial rent of $53,360 per month with an increase of approximately 3% per year.  The lease agreement allows for a tenant improvement allowance of fifty dollars ($50) per usable square foot, or $789,400.

Item 9.01                Financial Statements and Exhibits

(d)           Exhibits

Exhibit 10.1	Standard Office Lease by and between Arden Realty Limited Partnership and 1st Pacific Bank of California.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

1st Pacific Bancorp

Date: February 12, 2007	By:	/s/ James H. Burgess
James H. Burgess
Executive Vice President
Chief Financial Officer
Principal Accounting Officer